EXHIBIT 10.33.1

                        Amendment to Employment Agreement

     Amendment dated as of February 28, 1999 to Employment Agreement (the Employment Agreement) dated December 31, 1996 between Ben & Jerry's Homemade, Inc. (the "Company") (and Perry D. Odak (the "Executive").

         Whereas the parties wish to make certain amendments to the Employment Agreement.

         Now therefore, in consideration of these premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Employment Agreement as follows:

     1. Section 4(b)(iii) if the Employment Agreement is hereby amended to read as follows

     4(b)(iii), notwithstanding any other provision of the Employment Agreement and notwithstanding any determination or lack of determination by the Compensation Committee on substantial performance of the Non-Financial Objectives in the year 1998:

          (1) provided, however, that the initial exercisability date of all the 270,000 options that would otherwise vest during the third - sixth years under clause (b)(ii) above shall automatically be accelerated in accordance with the following:

          When the fair market value of the Company's Class A Common Stock (the "Stock"), as measured by the average of the daily closing stock prices on NASDAQ for a period of 90 consecutive days, shall have satisfied the Per Share Fair Market Value Threshold specified below and the Committee shall have determined that the Executive has substantially met the Non-Financial Objectives (as defined below) for 1997 or the preceding calendar year, as the case may be, or for the first seven months of 1999 as set forth below, then such options for 270,000 shares (after the 90,000 options that vested six months after the date of the original Agreement but including the accelerated vesting of options for the first two tranches of 50,000 shares under this Section 4(b)(iii) as set forth in the table and in the second paragraph following the table below) shall become exercisable as follows:

     Defined Per
     Share Fair
     Market Value
     Threshold            Number of Options
     ("Threshold")        Becoming Vested
     $16                  Options for 50,000 shares--became vested in 1998
                          (see below)
     $20                  Options for 50,000 shares--become vested in
                          February 1999 (see below)
     $23                  Options for 35,000 shares and Options for 15,000
                          shares
     $27                  Options for 42,000 shares and Options for 18,000
                          shares
     $30.50               Options for 42,000 shares and Options for 18,000
                          shares

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     In each case the  aggregate  number of then  unvested  options  entitled to accelerated vesting pursuant to this Section 4(b)(iii) (50,000; 50,000; 35,000; 15,000; 42,000, 18,000; and 42,000, 18,000 as the case may be) shall be the options that would regularly vest the latest under (b)(ii) above following the date when such acceleration under this Section 4(b)(iii) has become effective.

     $16 and $20 Thresholds. The $16 Threshold was satisfied in 1998 and the first 50,000 shares in the table above accelerated and became vested. The $20 Threshold was satisfied in early 1999, prior to the date of this Amendment, and the second tranche of 50,000 options in the table accelerated and vested, thereby making a total on that date of vested options for 190,000 shares plus such number as may have become vested on a monthly basis, since January 1, 1999, pursuant to the provisions of Section 4(b)(ii).

     $23, $27 and $30.50 Thresholds Satisfied in 1999 or early 2000. If and when the $23 Threshold or the $27 Threshold or the $30.50 Threshold is satisfied in 1999 or in 2000 (prior to the Committee's determination by the end of February, 2000 with respect to the Executive's performance of the 1999 Non-Financial Objectives), then options for 35,000 shares pertaining to the $23 Threshold, options for 42,000 shares pertaining to the $27 Threshold and options for 42,000 shares pertaining to the $30.50 Threshold shall accelerate and vest on the date such Threshold is satisfied, as the case may be.

     15,000 Options Pertaining to $23 Threshold. In the event of a favorable additional determination by the Compensation Committee (such determination to be made during August-September, 1999) that the Executive has substantially met the Additional Non-Financial Objectives for the first seven months in 1999, these options for 15,000 shares pertaining to the $23 Threshold set forth in the above table will accelerate and vest if and when the $23 Threshold has been satisfied.

     If the Committee's August-September, 1999 additional determination is that the Executive has not substantially met the Additional Non-Financial Objectives, then the vesting of the said 15,000 options will not accelerate if and when $23 Threshold has been satisfied and, accordingly, in that event, said options for 15,000 shares shall accelerate and vest only when and if the $30.50 Threshold has been met at some subsequent date and if options for 60,000 shares pertaining to the $30.50 Threshold shall have vested directly as a result thereof (which requires that there be in effect at or after said subsequent date a favorable determination by the Committee with respect to substantial performance of the Non-Financial Objectives for the applicable prior year made by the Committee in 2000 or in a later year).

     $27 and $30.50 Thresholds and Options for 18,000 Shares and Options for 18,000 Shares. In the event the $27 Threshold has been met or the $30.50 Threshold has been met in 1999 or in 2000 (prior to the date of the Committee's determination on 1999 performance), the remaining 18,000 options pertaining to the $27 Threshold (if said Threshold has been satisfied) and the remaining 18,000 options pertaining to the $30.50 Threshold (if said $30.50 Threshold has been satisfied) shall not accelerate and vest at that time but shall accelerate and vest only when there is in effect a determination by the Committee made in the year 2000 (or in a later year) that the Executive has substantially met the Non-Financial Objectives for the Year 1999 or for the applicable prior year, as the case may be. When the remaining 18,000 options pertaining to the $30.50 Threshold have accelerated and vested, then the second tranche of 15,000 options pertaining to the $23.00 Threshold shall accelerate and vest, pursuant to the provisions of the immediately preceding paragraph.

     $23, $27 and $30.50 Thresholds Met Later Than 1999 or early 2000. If any of the $23, $27 or $30.50 Price Thresholds are not met in 1999 or in 2000 (prior to the date of the Committee's determination on performance for the Year 1999), but instead are first met after the date in 2000 of the Committee's said determination, then the specified accelerated vesting of 35,000 options pertaining to the $23 Threshold, the 42,000 options and the 18,000 options pertaining to the $27 Threshold and the 42,000 options and the 18,000 options pertaining to the $30.50 Threshold shall occur if (a) the Executive is, on the date such applicable Threshold is met, an employee of the Company and (b) the Committee's determination in effect at or subsequent to the date such applicable Threshold is met is favorable that the Executive has substantially met the Non-Financial Objectives for the Year 1999 or for the applicable prior year, as the case may be. Accelerated vesting of the 15,000 options pertaining to the $23 Threshold shall occur only as provided above under the heading "15,000 Options Pertaining to $23 Threshold".

     (2) The Committee shall be required to make a determination during the first year of the Term, favorable or unfavorable, within 30 days after the date such Per Share Fair Market Value Threshold has been met for 90 days and thereafter shall make one determination each year, by the end of February in each year except that the Committee shall make an additional determination in August-September 1999 with respect to performance of the Additional Non-Financial Objectives for the first six months of 1999 set forth on Schedule
I. The Non-Financial Objectives for each year, commencing with the second year of the Term, shall be agreed between the Committee and the Executive prior to the beginning of each such year and for the first year of the Term shall be agreed between the Committee and the Executive by June 30, 1997. Furthermore, the Additional Non-Financial Objectives for the first half of 1999 are agreed between the Committee and the Executive to be as set forth in Schedule I.

     (3) The Company acknowledges the obligations of its Compensation Committee to make its "additional determination", favorable or unfavorable, on substantial performance of the Additional Non-Financial Objectives by September 30, 1999 and its yearly determination, favorable or unfavorable, with respect to substantial performance of the Non-Financial Objectives for the Year 1999 or a subsequent year by not later than February in each year, and accordingly (in order to give full effect to the provisions of this Amendment which make certain acceleration of vesting of options contingent on a subsequent favorable Committee determination in early 2000), the Term of the Agreement is extended from December 31, 1999 to the date which is fifteen days after the date of the Committee's determination in 2000 as to whether or not the Executive has substantially met the 1999 Non-Financial Objectives.

     2. Except as expressly amended hereby, the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF the parties have executed and delivered this Amendment as of the day set forth above.

                                 /s/Perry D. Odak
                                 Ben & Jerry's Homemade, Inc.



                                 By /s/Frances Rathke
                                 Chief Financial Officer